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                                                                Exhibit 10.8
November 21, 2006


Rebecca Philbert
249 Stetson Drive
Danville, CA 94506-1159


Dear Rebecca:

The management team at The Great Atlantic & Pacific Tea Company joins me in offering you the position of Senior Vice President of Merchandising, effective December 04, 2006. You will report to Eric Claus, President & Chief Executive Officer. In this role, you will be a member of the Executive Management Team of the Company. This offer is conditioned on a satisfactory reference check and substance abuse testing. Below are the details:

Your base salary will be $415,000 per annum, payable in bi-weekly increments (26 times per year) at a rate of $15,961.54 via direct deposit. You will participate in the Management Incentive Plan at a target bonus rate of 55% of your base salary, pro-rated from your hire date for 2006.

In addition, you will receive a one-time sign-on bonus of up to $100,000 payable within the first thirty days of employment. In the event that you voluntarily terminate your employment with A&P within twelve months from your hire date, you will repay the sign-on bonus, in full, within two weeks of your termination date.

Additionally, with approval of the Board of Directors, you will be eligible for a Long Term Incentive Grant of 125% of your base pay in Fiscal Year 2007.

You will also receive Executive Relocation Benefits and a company car, in accordance with the A&P Relocation and Automobile Policies, (which will be forwarded to you under separate cover).

You will participate in the Company's Executive Medical Program immediately upon commencement of employment along with participation in A&P's Supplemental Executive Retirement Plan (SERP). Further, as a Company Officer, you are eligible for an annual physical examination with the Executive Health Group.

You may also elect to participate in the A&P Retirement and Savings Plan (401K
Plan) after thirty days of employment and further be eligible for Company contributions upon completion of one year of employment.

You will be entitled to five (5) weeks of vacation on an annual basis. Lastly, we will extend an Employment Agreement to you under separate cover.

Rebecca, we are delighted with your decision to join A&P. We believe your association with our organization will be extremely beneficial to both of us.

Sincerely,



/s/Allan Richards
----------------------
Senior Vice President
Human Resources, Labor Relations, Legal Services and Secretary




/s/Rebecca Philbert                                   December 11, 2006
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Rebecca Philbert                                              Date